Exhibit 99.1

For Immediate Release
Contacts: For investors:
Gary Burnison (310) 226-2613
For media:
Anneli S. Ballard (212) 984-9350

Korn/Ferry International Announces a 42% increase in

Second Quarter Fiscal 2005 Fee Revenue

Highlights:

•	Fee revenue was $108.5 million, an increase of 42% from $76.7 million in the prior year second quarter.

•	Operating income tripled to $15.5 million over the prior year second quarter.

•	Diluted earnings per share of $0.21 improved $0.15 compared to prior year second quarter.

Los Angeles, CA, December 8, 2004 - Korn/Ferry International (NYSE:KFY), a leading provider of recruitment and leadership development services, announced second quarter fiscal 2005 diluted earnings per share of $0.21 compared to $0.06 in Q2’04.

“Not only is overall demand for recruitment services up, but we are seeing an increase of activity in every product offering and in every region we serve,” said Paul C. Reilly, Chairman and CEO of Korn/Ferry International. “It appears that many companies are moving into growth mode and recruitment and development activity is on the rise.”

Financial Results

Actual and Adjusted Results

    (dollars in millions, except per share amounts)

	Second Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q2’05	Q2’04	Q2’05	Q2’04	Q2’04
Fee Revenue	$108.5	$76.7	$211.3	$149.2	$149.2
Revenue	$113.5	$82.0	$221.7	$160.3	$160.3
Operating Income (Loss)	$15.5	$5.2	$30.1	$(1.7)	$6.8
Operating Margin	14.3%	6.7%	14.2%	(1.2)%	4.5%
Net Income (Loss)	$8.7	$2.2	$17.1	$(7.2)	$1.3
Basic Earnings (Loss) Per Share	0.23	$0.06	0.45	$(0.19)	$0.03
Diluted Earnings (Loss) Per Share	0.21	$0.06	0.40	$(0.19)	$0.03

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $8.5 million for the six months ended October 31, 2003. These charges primarily related to severance and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

Fiscal second quarter fee revenue of $108.5 million increased $31.8 million or 42% from Q2’04 of $76.7 million. The increase in fee revenue, across all regions, is primarily attributable to an increase in the number of new engagements opened and an increase in average fees. Exchange rates impacted fee revenue favorably by $3.0 million.

Compensation and benefits expense of $69.0 million increased $17.6 million, or 34%, compared to $51.4 million in Q2’04. The increase reflects an increase in bonus expense as a result of increased profitability, an increase in existing employees’ salary base as well as an increase due to new consultants hired. Exchange rates impacted compensation and benefit expense unfavorably by $1.7 million.

General and administrative expense was $21.4 million compared to $17.5 million in Q2’04. The increase of $3.9 million, or 22%, is primarily due to the increase in provision for bad debts resulting from an increase in fee revenue as well as an increase in accounts receivable of $23.4 million from prior year. The increase was also attributed to an increase in professional fees.

Operating income of $15.5 million improved $10.3 million compared to Q2’04.

Balance Sheet and Liquidity

Cash and cash equivalents and marketable securities was $122.3 million at October 31, 2004 compared to $108.1 million at April 30, 2004.

Interest expense, primarily related to the borrowings under Company Owned Life Insurance (COLI) policies and Korn/Ferry’s convertible securities, was $2.7 million in the current quarter, consistent with prior year. At October 31, 2004, Korn/Ferry had no outstanding borrowings under its credit facility.

Results by Segment

Selected Executive Recruitment Data - Actual and Adjusted

    (dollars in millions)

	Second Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q2’05	Q2’04	Q2’05	Q2’04	Q2’04
Fee revenue	$95.5	$69.2	$186.6	$133.7	$133.7
Revenue	$99.8	$73.5	$195.4	$142.9	$142.9
Operating Income	$19.3	$9.2	$38.5	$10.7	$16.1
Operating Margin	20.2%	13.2%	20.6%	8.0%	12.0%
Average number of consultants	395	384	395	388	388
Engagements (b)	1,485	1,348	3,007	2,501	2,501

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $5.4 million for the six months ended October 31, 2003. These charges primarily related to severance and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.
b)	Represents new engagements opened in the respective period.

Second quarter fee revenue was $95.5 million, an increase of $26.3 million or 38% from $69.2 million in Q2’04. The increase in fee revenue is due to an increase in the number of new engagements opened and an increase in average fees. Exchange rates impacted fee revenue favorably by $2.4 million.

Executive recruitment operating income was $19.3 million in the current quarter, an increase of $10.1 million compared to Q2’04 of $9.2 million.

The total number of consultants at October 31, 2004 was 398, an increase of 13 consultants compared to October 31, 2003.

Selected Futurestep Data - Actual and Adjusted

    (dollars in millions)

	Second Quarter		Year to Date
	Actual		Actual		Adjusted (a)
	Q2’05	Q2’04	Q2’05	Q2’04	Q2’04
Fee revenue	$13.0	$7.5	$24.7	$15.6	$15.6
Revenue	$13.8	$8.4	$26.4	$17.4	$17.4
Operating Income (loss)	$2.4	$0.5	$4.3	$(3.0)	—
Operating Margin	18.4%	6.4%	17.4%	(19.6)%	—%

a)	Adjusted amounts are non-GAAP financial measures and exclude restructuring charges of $3.0 million for the six months ended October 31, 2003. These charges related to severance and write-off of assets and facility charges and did not affect fee revenue or revenue. Korn/Ferry presents adjusted amounts as alternative measures to the actual amounts for comparison purposes. Korn/Ferry uses the adjusted amounts to analyze its operating results since it believes that the restructuring charges do not reflect, and make it difficult to compare, Korn/Ferry’s ongoing operations over various quarters.

Second quarter fee revenue was $13.0 million, an increase of $5.5 million, or 73%, from Q2’04. Fee revenue increased in all regions driven by Futurestep’s strategic movement toward outsourced recruiting solutions.

Futurestep operating income was $2.4 million compared to $0.5 million in Q2’04.

Outlook

Assuming constant foreign exchange rates, Korn/Ferry estimates that third quarter fiscal 2005 fee revenue is likely to be in the range of $100 million to $108 million and earnings per share is likely to be in the range of $0.16 to $0.21.

Earnings Conference Call Webcast

The earnings conference call will be held today at 10:00 AM (EST) and hosted by Paul Reilly, Chairman and CEO, and Gary Burnison, Chief Operating Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with 70 offices in 35 countries, is a leading provider of executive search and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development and middle management recruitment services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended October 31,		Six Months Ended October 31,
	2004	2003	2004	2003
Fee revenue	$108,506	$76,650	$211,313	$149,237
Reimbursed out-of-pocket engagement expense	5,036	5,315	10,412	11,061

Total revenue	113,541	81,965	221,724	160,298

Compensation and benefits	69,009	51,355	133,885	102,673
General and administrative expense	21,402	17,492	42,246	34,302
Out-of-pocket engagement expense	5,520	5,460	11,158	11,256
Depreciation and amortization	2,140	2,500	4,382	5,287
Restructuring charges	—	—	—	8,526

Total operating expense	98,071	76,807	191,671	162,044

Operating income (loss)	15,470	5,158	30,053	(1,746)

Interest and other (expense) income, net	(2,348)	(2,705)	(4,497)	(4,953)

Income (Loss) before provision for income taxes and equity in earnings of unconsolidated subsidiaries	13,123	2,453	25,557	(6,699)
Provision for income taxes	4,905	475	9,391	931
Equity in earnings of unconsolidated subsidiaries	492	243	915	414

Net income (loss)	$8,710	$2,221	$17,081	$(7,216)

Interest expense on convertible securities, net of taxes	785	254	1,560	$1,010

Net income (loss) adjusted for computation of diluted EPS	$9,495	$2,475	$18,641	$(6,206)

Basic net income (loss) per common share	$0.23	$0.06	$0.45	$(0.19)

Basic weighted average common shares outstanding	38,399	37,491	38,100	37,457

Diluted net income (loss) per common share	$0.21	$0.06	$0.40	$(0.19)

Diluted weighted average common shares outstanding	46,262	39,669	46,349	37,457

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

	Three Months Ended October 31,				Six Months Ended October 31,
	2004		2003		2004		2003
Fee Revenue:
Executive recruitment:
North America	$55,657		$40,615		$107,313		$77,022
Europe	23,837		17,860		48,655		36,015
Asia/Pacific	13,554		8,314		26,056		16,321
South America	2,497		2,380		4,603		4,301

Total executive recruitment	95,546		69,169		186,628		133,659
Futurestep	12,960		7,481		24,685		15,578

Total fee revenue	108,506		76,650		211,313		149,237

Reimbursed out-of-pocket engagement expenses	5,036		5,315		10,412		11,061

Total revenue	$113,541		$81,965		$221,724		$160,298

		Margin		Margin		Margin		Margin
Operating Income (Loss):
Executive recruitment:
North America	$11,957	21%	$8,260	20%	$24,057	22%	$14,074	18%
Europe	4,022	17%	324	2%	8,583	18%	(4,563)	(13)%
Asia/Pacific	3,064	23%	217	3%	5,262	20%	816	5%
South America	272	11%	350	15%	552	12%	342	8%

Total executive recruitment	19,314	20%	9,151	13%	38,453	21%	10,669	8%
Futurestep	2,383	18%	479	6%	4,293	17%	(3,052)	(20)%
Corporate	(6,227)		(4,472)		(12,693)		(9,363)

Total operating income (loss)	$15,470	14%	$5,158	7%	$30,053	14%	$(1,746)	(1)%

		Margin		Margin		Margin		Margin
*Adjusted Operating Income (Loss):
Executive recruitment:
North America	$11,957	21%	$8,260	20%	$24,057	22%	$14,338	19%
Europe	4,022	17%	324	2%	8,583	18%	347	1%
Asia/Pacific	3,064	23%	217	3%	5,262	20%	976	6%
South America	272	11%	350	15%	552	12%	400	9%

Total executive recruitment	19,314	20%	9,151	13%	38,453	21%	16,061	12%
Futurestep	2,383	18%	479	6%	4,293	17%	(70)	(0)%
Corporate	(6,227)		(4,472)		(12,693)		(9,211)

Total adjusted operating income	$15,470	14%	$5,158	7%	$30,053	14%	$6,780	5%

*	Adjusted operating income (loss) excludes restructuring charges related to severance and facilities of $8.5 million for the three and six months ended October 31, 2003. Executive recruitment, Futurestep and Corporate restructuring charges were $5.4 million, $3.0 million and $0.1 million, respectively, for the three and six months ended October 31, 2003.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of October 31, 2004	As of April 30, 2004
ASSETS
Cash and cash equivalents	$116,219	$108,102
Marketable Securities	6,092	—
Receivables due from clients, net of allowance for doubtful accounts of $8,894 and $6,159	71,858	52,306
Income taxes and other receivables	6,743	5,812
Deferred income taxes	9,320	9,320
Prepaid expenses	11,938	10,128

Total current assets	222,170	185,668

Property and equipment, net	19,209	19,603
Cash surrender value of company owned life insurance policies, net of loans	60,503	58,868
Deferred income taxes	27,996	27,352
Goodwill	101,945	98,481
Deferred financing costs, investments and other	8,177	7,670

Total assets	$440,000	$397,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,530	$8,676
Income taxes payable	10,569	2,956
Compensation and benefits payable	56,076	60,957
Other accrued liabilities	29,115	24,785

Total current liabilities	104,290	97,374

Deferred compensation and other retirement plans	56,676	53,018
Long-term debt	44,852	44,400
Other liabilities	8,649	11,456
7.5% Convertible mandatorily redeemable preferred stock, net of unamortized discount and issuance costs, redemption value $11,674	10,698	10,512

Total liabilities	225,165	216,760

Shareholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 40,223 and 39,363 shares issued and 39,074 and 38,170 shares outstanding	318,782	307,003
Retained deficit	(104,123)	(121,204)
Unearned restricted stock compensation	(4,982)	(2,341)
Accumulated other comprehensive loss	5,932	(1,596)

Shareholders’ equity	215,609	181,862
Less: Notes receivable from shareholders	(774)	(980)

Total shareholders’ equity	214,835	180,882

Total liabilities and shareholders’ equity	$440,000	$397,642